Exhibit 99.1

Financial Institutions, Inc.

NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2017 RESULTS

WARSAW, N.Y., January 29, 2018 – Financial Institutions, Inc. (NASDAQ: FISI), today reported financial and operational results for the fourth quarter and year ended December 31, 2017. Financial Institutions, Inc. (the “Company”) is the parent company of Five Star Bank (the “Bank”), Scott Danahy Naylon, LLC (“Scott Danahy Naylon” or “SDN”) and Courier Capital, LLC (“Courier Capital”).

Net income for the quarter was $11.1 million compared to $8.3 million for the third quarter of 2017 and $8.7 million for the fourth quarter of 2016. After preferred dividends, net income available to common shareholders was $10.7 million, or $0.68 per diluted share, compared to $7.9 million, or $0.52 per diluted share, for the third quarter of 2017 and $8.3 million, or $0.57 per diluted share, for the fourth quarter of 2016.

Net income for the full year 2017 was $33.5 million compared to $31.9 million for 2016. Net income available to common shareholders was $32.1 million, or $2.13 per diluted share, compared to $30.5 million, or $2.10 per diluted share, for the full year 2016.

Results for the fourth quarter and full year were positively impacted by an estimated $2.9 million reduction in income tax expense due to the Tax Cuts and Jobs Act (the “TCJ Act”), primarily driven by a revaluation adjustment to the net deferred tax liability. On December 22, 2017, the TCJ Act was signed into law which, among other items, reduces the federal statutory corporate tax rate from 35 percent to 21 percent, effective January 1, 2018. The impact from tax reform may differ from this estimate due to, among other things, changes in interpretations and assumptions or further guidance that may be issued.

President and Chief Executive Officer Martin K. Birmingham stated, “In 2017, we delivered solid financial results in a challenging interest rate environment and took several important actions that position us for continued growth and improved profitability in 2018. We completed an at-the-market equity offering (“ATM Offering”) that generated $38.3 million in net proceeds, positioning the Company for future growth; added eight mortgage loan officers plus underwriting and servicing support staff, significantly expanding our residential mortgage lending capacity; and acquired a Buffalo-area wealth management firm, furthering our strategy to increase fee-based noninterest income. We also surpassed $4 billion in total assets during the year, a significant milestone for us, achieved through collective teamwork and the successful execution of our long-term strategy.

“We understand that our success is directly linked to the success of our communities. Accordingly, we are committed to investing in and supporting the communities we serve — through volunteer activities, charitable investments and product offerings. In furtherance of this commitment, in 2017 we added a Community Development Officer to coordinate and provide strategic direction for Five Star Bank’s Community Reinvestment Act initiatives and outreach programs throughout our footprint. In addition, two Community Development Loan Officers joined our organization last year to increase access to residential loans and low-cost deposit product opportunities in low-to-moderate income neighborhoods and promote financial literacy workshops.

“Recent tax reform will reduce our federal income tax rate in 2018 and provide opportunities to strengthen relationships with our most valued partners our employees, our customers and the communities in which we operate. The first action taken was a one-time award of $500 to employees not covered by certain incentive programs. Approximately 70% of our employees will receive this award, and they will also be eligible to participate in a new profit-sharing program to be based on the Company’s 2018 performance.”

Fourth Quarter and Full Year 2017 Highlights:

Diluted earnings per share (“EPS”) for the quarter of $0.68 was $0.11 higher than the fourth quarter of 2016

EPS for the year of $2.13 was $0.03 higher than 2016

Net interest income for the quarter of $29.8 million increased $3.0 million, or 11.4%, as compared to the fourth quarter of 2016

Net interest income for the year of $112.6 million increased $9.9 million, or 9.7%, as compared to 2016

Return on average common equity was 11.88% for the quarter and 9.68% for the year

Return on average tangible common equity was 15.03% for the quarter and 12.51% for the year**

Net interest margin was 3.25% for the quarter, an increase of three basis points from the fourth quarter of 2016

Net interest margin for the year was 3.21%, a decrease of three basis points from 2016

Total assets, interest-earning assets, loans and deposits reached record-high year-end levels:

Total assets increased $394.9 million in 2017, to $4.11 billion

Total interest-earning assets increased $354.1 million in 2017, to $3.78 billion

Total loans increased $394.9 million in 2017, to $2.74 billion

Total deposits increased $215.0 million in 2017, to $3.21 billion

The Company declared a quarterly cash dividend of $0.22 per common share, a 5% increase from the most recent quarterly cash dividend. This dividend represented a 2.81% annualized dividend yield as of December 31, 2017, and a return of 32% of fourth quarter net income to common shareholders

The Company completed its ATM Offering during the quarter and sold 294,329 shares of common stock, generating $9.0 million of gross proceeds ($8.6 million of net proceeds)

In 2017, approximately 1.4 million shares of common stock were sold under the ATM Offering, generating $40.0 million of gross proceeds ($38.3 million of net proceeds)

Chief Financial Officer Kevin B. Klotzbach said, “Key components of our long-term strategy are loan and deposit growth with continued expense discipline and a solid credit culture. We continued to deliver on these strategies in 2017 as demonstrated by total loan growth of 16.9%, non-public deposit growth of 8.6%, an efficiency ratio of 60.65%, a net charge-offs to average loans ratio of 0.38%, and a non-performing assets to total assets ratio of 0.31%.

“Proceeds from the equity offering boosted our tangible common equity to tangible assets ratio to 7.17%** at year-end. As a result, we are well-positioned to support loan growth for the foreseeable future.”

“At-The-Market” Offering of Common Stock

On May 30, 2017, the Company announced an ATM Offering program under which it could sell up to $40.0 million of common stock. The program was completed in November 2017. The Company sold 1,363,964 shares of common stock under the program at a weighted average price of $29.33, representing gross proceeds of $40.0 million. Net proceeds received were $38.3 million. The Company expects to use these net proceeds to support organic growth and other general corporate purposes, including contributing capital to its banking subsidiary, Five Star Bank.

Net Interest Income and Net Interest Margin

Net interest income was $29.8 million in the fourth quarter of 2017, $1.3 million higher than the third quarter of 2017 and $3.0 million higher than the fourth quarter of 2016.

Average interest-earning assets for the quarter were $3.74 billion, $70.6 million higher than the third quarter of 2017 and $331.6 million higher than the fourth quarter of 2016. The primary driver of the increase was organic loan growth.

Net interest margin was 3.25%, eight basis points higher than the third quarter of 2017 and three basis points higher than the fourth quarter of 2016. Net interest margin for the quarter was positively impacted by approximately $300 thousand of fee income comprised of yield maintenance fees relating to prepayment of mortgage-backed securities and payment deferral program fees.

Net interest income was $112.6 million for the year 2017, $9.9 million higher than 2016. The increase was primarily the result of a $339.5 million, or 10.4%, increase in average interest-earning assets, partially offset by a three-basis-point narrowing of the net interest margin to 3.21% in 2017 from 3.24% in 2016.

Noninterest Income

Noninterest income was $9.0 million in the fourth quarter of 2017 as compared to $8.6 million in the third quarter of 2017 and $9.1 million in the fourth quarter of 2016.

Excluding the net gain on investment securities from all periods, noninterest income was $8.3 million, $63 thousand lower than $8.4 million in the third quarter of 2017, and $492 thousand lower than $8.8 million in the fourth quarter of 2016.

Investment advisory fees were $250 thousand higher than the third quarter of 2017 and $473 thousand higher than the fourth quarter of 2016 primarily because of the third quarter acquisition of the assets of Robshaw & Julian Associates, Inc., a Buffalo-area wealth management firm.

Insurance income was $274 thousand lower than the third quarter of 2017, consistent with historic seasonality, and $80 thousand higher than the fourth quarter of 2016.

Noninterest income in the fourth quarter of 2016 included a $1.2 million non-cash fair value adjustment of the contingent consideration liability relating to SDN.

Noninterest income was $34.7 million for the year 2017 as compared to $35.8 million in 2016.

Excluding the net gain on investment securities from both periods, noninterest income was $33.5 million in 2017, $405 thousand higher than 2016.

The increase was primarily the result of an $896 thousand increase in investment advisory income, a $303 thousand increase in FHLB & FRB stock dividends, and the recognition of a $131 thousand fair value adjustment to derivative financial instruments, partially offset by $911 thousand of non-recurring death benefit proceeds from company owned life insurance in 2016.

Noninterest Expense

Noninterest expense was $23.2 million in the fourth quarter of 2017 as compared to $22.5 million in the third quarter of 2017 and $20.7 million in the fourth quarter of 2016.

The increase from the third quarter of 2017 was primarily the result of higher salaries related to organic growth initiatives and an increase in advertising and promotions expense related to development of a rebranding initiative to be launched in the first quarter of 2018.

The increase from the fourth quarter of 2016 was the result of higher salaries and employee benefits related to organic growth initiatives, higher healthcare costs largely attributable to the high cost of specialty pharmaceuticals; higher occupancy and equipment expense related to 2016 and 2017 branch openings and relocation of the Rochester regional administration center; higher computer and data processing expense in connection with technology upgrades; and an increase in advertising and promotions expense as described above.

Noninterest expense was $90.5 million for the year, a $5.8 million increase from $84.7 million in 2016. The increase was a result of the factors described above in addition to a $1.6 million non-cash goodwill impairment charge relating to SDN, partially offset by a $1.7 million decrease in professional services expense.

Income Taxes

Income tax expense was $580 thousand in the fourth quarter of 2017 as compared to $3.5 million in the third quarter of 2017 and $3.0 million in the fourth quarter of 2016. The effective tax rate was 5.0% for the quarter as compared to 29.5% in the third quarter of 2017 and 25.9% in the fourth quarter of 2016.

The decrease in income tax expense and lower effective tax rate was the result of an estimated $2.9 million reduction in income tax expense due to the TCJ Act, primarily driven by a revaluation adjustment to the net deferred tax liability.

Income tax expense for 2017 was $9.9 million, representing an effective tax rate of 22.9% as compared to the effective tax rate of 27.7% in 2016.

Effective tax rates are impacted by items of income and expense not subject to federal or state taxation. The Company’s effective tax rates differ from statutory rates primarily because of interest income from tax-exempt securities, earnings on company owned life insurance, the non-cash fair value adjustment of the contingent consideration liability associated with the SDN acquisition, the 2017 non-cash goodwill impairment charge related to SDN and, in 2017, the net impact of the TCJ Act, as described above.

Balance Sheet and Capital Management

Total assets were $4.11 billion at December 31, 2017, up $83.6 million from $4.02 billion at September 30, 2017, and up $394.9 million from $3.71 billion at December 31, 2016. The increases were the result of loan growth funded by deposit growth, short-term borrowings and proceeds from the ATM Offering.

Total loans were $2.74 billion at December 31, 2017, up $118.8 million, or 4.5%, from September 30, 2017, and up $394.9 million, or 16.9%, from December 31, 2016.

Commercial business loans totaled $450.3 million, up $30.9 million, or 7.4%, from September 30, 2017, and up $100.8 million, or 28.8%, from December 31, 2016.

Commercial mortgage loans totaled $808.9 million, up $50.9 million, or 6.7%, from September 30, 2017, and up $138.9 million, or 20.7%, from December 31, 2016.

Residential real estate loans totaled $465.3 million, up $19.2 million, or 4.3%, from September 30, 2017, and up $37.3 million, or 8.7%, from December 31, 2016.

Consumer indirect loans totaled $876.6 million, up $19.0 million, or 2.2%, from September 30, 2017, and up $124.1 million, or 16.5%, from December 31, 2016.

Total deposits were $3.21 billion at December 31, 2017, a decrease of $71.3 million from September 30, 2017, and an increase of $215.0 million from December 31, 2016. The decrease from September 30, 2017, was primarily due to public deposit seasonality. The increase from December 31, 2016, was primarily the result of successful business development efforts in both municipal and retail banking. Public deposit balances represented 26% of total deposits at December 31, 2017, compared to 28% at September 30, 2017 and 27% at December 31, 2016.

Short-term borrowings were $446.2 million at December 31, 2017, up $135.4 million from September 30, 2017, and up $114.7 million from December 31, 2016. Short-term borrowings are typically utilized to manage the seasonality of public deposits; however, they were also a funding source for loans in 2017.

Shareholders’ equity was $381.2 million at December 31, 2017, compared to $366.0 million at September 30, 2017, and $320.1 million at December 31, 2016. Common book value per share was $22.85 at December 31, 2017, an increase of $0.54 or 2.4% from $22.31 at September 30, 2017, and an increase of $2.03 or 9.8% from $20.82 at December 31, 2016. The increases in shareholders’ equity and common book value per share are attributable to common stock issued through the ATM Offering plus net income less dividends paid, net of the change in unrealized gain (loss) on investment securities.

During the fourth quarter of 2017, the Company declared a common stock dividend of $0.22 per common share, an increase of 5% from the most recent quarterly cash dividend. This dividend returned 32% of fourth quarter net income to common shareholders.

Most of the Company’s regulatory capital ratios at December 31, 2017, were higher than the prior quarter and prior year as a result of capital raised in the 2017 ATM Offering:

Leverage Ratio was 8.13%, compared to 7.91% and 7.36% at September 30, 2017, and December 31, 2016, respectively.

Common Equity Tier 1 Ratio was 10.16%, compared to 10.09% and 9.59% at September 30, 2017, and December 31, 2016, respectively.

Tier 1 Risk-Based Capital was 10.74%, compared to 10.69% and 10.26% at September 30, 2017, and December 31, 2016, respectively.

Total Risk-Based Capital was 13.19%, compared to 13.24% and 12.97% at September 30, 2017, and December 31, 2016, respectively.

Credit Quality

Non-performing loans were $12.5 million at December 31, 2017, compared to $12.6 million at September 30, 2017, and $6.3 million at December 31, 2016. The ratio of non-performing loans to total loans was 0.46% at December 31, 2017; 0.48% at September 30, 2017; and 0.27% at December 31, 2016. The 2016 ratio of 0.27% was at the bottom of the Company’s 10-year historical range of 0.27% to 0.91%.

Provision for loan losses was $3.9 million for the fourth quarter, an increase of $1.1 million from the third quarter of 2017 and an increase of $589 thousand from the fourth quarter of 2016. For the year 2017, provision for loan losses totaled $13.4 million, an increase of $3.7 million from 2016. Significant factors impacting the provision for loan losses:

Net charge-offs were $3.6 million during the quarter, $2.0 million higher than the third quarter of 2017 and $1.8 million higher than the fourth quarter of 2016. The ratio of annualized net charge-offs to total average loans was 0.54% in the quarter; 0.25% in the third quarter of 2017; and 0.30% in the fourth quarter of 2016. For the year 2017, net charge-offs were 0.38% as compared to 0.26% in 2016. The Company’s ten-year average for net charge-offs was 0.39%.

Allowances are established for loan losses on a portfolio basis, therefore, as the loan portfolio increases the allowance and provision increase. Approximately $1.5 million of the fourth quarter provision and $5.1 million of the full year provision relate to 2017 loan growth.

The ratio of allowance for loan losses to total loans was 1.27% at December 31, 2017; 1.31% at September 30, 2017; and 1.32% at December 31, 2016.

Conference Call

The Company will host an earnings conference call and audio webcast on January 30, 2018 at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and Kevin B. Klotzbach, Chief Financial Officer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1-888-317-6016 and requesting the Financial Institutions, Inc. (FISI) call. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank, Scott Danahy Naylon and Courier Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices throughout Western and Central New York State. Scott Danahy Naylon provides a broad range of insurance services to personal and business clients across 45 states. Courier Capital provides customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 650 individuals. The Company’s stock is listed on the NASDAQ Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

This news release contains disclosure regarding tangible assets, tangible common equity, tangible common equity to tangible assets, tangible common book value per share, average tangible assets, average tangible common equity, and return on average tangible common equity, which are determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company believes that these non-GAAP measures are useful to our investors as measures of the strength of the Company’s capital and ability to generate earnings on tangible common equity invested by our shareholders. These non-GAAP measures provide supplemental information that may help investors to analyze our capital position without regard to the effects of intangible assets. Non-GAAP financial measures have inherent limitations and are not uniformly applied by issuers. Therefore, these non-GAAP financial measures should not be considered in isolation, or as a substitute for comparable measures prepared in accordance with GAAP. The comparable GAAP financial measures and reconciliation to the comparable GAAP financial measures can be found in Appendix A to this document.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the Company’s ability to implement its strategic plan, the Company’s ability to redeploy investment assets into loan assets, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate Scott Danahy Naylon, Courier Capital and other acquisitions, the accuracy of estimates and assumptions used to revalue our deferred tax liability, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

*****

For additional information contact:
Kevin B. Klotzbach	Shelly J. Doran
Chief Financial Officer & Treasurer	Director Investor & External Relations
Phone: 585.786.1130	Phone: 585.627.1362
Email: KBKlotzbach@five-starbank.com	Email: SJDoran@five-starbank.com

** See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2017				2016
	December 31,	September 30,	June 30,	March 31,	December 31,

SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$99,195	$97,838	$84,537	$149,699		$71,277
Investment securities:
Available for sale	524,973	551,491	540,575	540,406		539,926
Held-to-maturity	516,466	538,332	533,471	545,381		543,338

Total investment securities	1,041,439	1,089,823	1,074,046	1,085,787	1,083,264
Loans held for sale	2,718	2,407	1,864	2,097		1,050
Loans:
Commercial business	450,326	419,415	398,343	375,518		349,547
Commercial mortgage	808,908	757,987	724,064	675,007		670,058
Residential real estate loans	465,283	446,044	432,053	428,171		427,937
Residential real estate lines	116,309	117,621	118,611	120,874		122,555
Consumer indirect	876,570	857,528	826,708	786,120		752,421
Other consumer	17,621	17,640	17,093	16,937		17,643

Total loans	2,735,017	2,616,235	2,516,872	2,402,627	2,340,161
Allowance for loan losses	34,672	34,347	33,159	31,081		30,934

Total loans, net	2,700,345	2,581,888	2,483,713	2,371,546	2,309,227
Total interest-earning assets	3,782,659	3,708,385	3,593,106	3,523,613	3,428,541
Goodwill and other intangible assets, net	74,703	74,997	73,477	75,343		75,640
Total assets	4,105,210	4,021,591	3,891,538	3,859,865	3,710,340
Deposits:
Noninterest-bearing demand	718,498	710,865	677,124	666,332		677,076
Interest-bearing demand	634,203	656,703	631,451	698,962		581,436
Savings and money market	1,005,317	1,050,487	999,125	1,069,901	1,034,194
Time deposits	852,156	863,453	824,786	734,464		702,516

Total deposits	3,210,174	3,281,508	3,132,486	3,169,659	2,995,222
Short-term borrowings	446,200	310,800	347,500	303,300		331,500
Long-term borrowings, net	39,131	39,114	39,096	39,078		39,061
Total interest-bearing liabilities	2,977,007	2,920,557	2,841,958	2,845,705	2,688,707
Shareholders’ equity	381,177	366,002	347,641	325,688		320,054
Common shareholders’ equity	363,848	348,668	330,301	308,348		302,714
Tangible common equity (1)	289,145	273,671	256,824	233,005		227,074
Unrealized (loss) gain on investment securities,
net of tax	$(2,173)	$17	$(232)	$(1,938)	$(2,530)
Common shares outstanding	15,925	15,626	15,127	14,536		14,538
Treasury shares	131	136	137	156		154
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.13%	7.91%	7.70%		7.30%	7.36%
Common equity Tier 1 ratio	10.16%	10.09%	9.86%		9.46%	9.59%
Tier 1 risk-based capital	10.74%	10.69%	10.48%		10.11%	10.26%
Total risk-based capital	13.19%	13.24%	13.09%		12.75%	12.97%
Common equity to assets	8.86%	8.67%	8.49%		7.99%	8.16%
Tangible common equity to tangible assets (1)	7.17%	6.93%	6.73%		6.16%	6.25%
Common book value per share	$22.85	$22.31	$21.84		$21.21	$20.82
Tangible common book value per share (1)	$18.16	$17.51	$16.98		$16.03	$15.62
Stock price (Nasdaq: FISI):
High	$34.10	$31.15	$35.35		$35.40	$34.55
Low	$28.70	$25.65	$29.09		$30.50	$25.98
Close	$31.10	$28.80	$29.80		$32.95	$34.20

(1) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.
FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Years ended		2017				2016
	December 31,		Fourth	Third	Second	First	Fourth
	2017	2016	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT DATA:
Interest income	$130,110	$115,231	$34,767	$33,396	$31,409	$30,538	$29,990
Interest expense	17,495	12,541	5,007	4,958	3,987	3,543	3,268

Net interest income	112,615	102,690	29,760	28,438	27,422	26,995	26,722
Provision for loan losses	13,361	9,638	3,946	2,802	3,832	2,781	3,357

Net interest income after provision
for loan losses	99,254	93,052	25,814	25,636	23,590	24,214	23,365

Noninterest income:
Service charges on deposits	7,391	7,280	1,905	1,901	1,840	1,745	1,888
Insurance income	5,266	5,396	1,214	1,488	1,133	1,431	1,134
ATM and debit card	5,721	5,687	1,491	1,445	1,456	1,329	1,500
Investment advisory	6,104	5,208	1,747	1,497	1,429	1,431	1,274
Company owned life insurance	1,781	2,808	414	449	473	445	468
Investments in limited partnerships	110	300	19	(14)	135	(30)	47
Loan servicing	439	436	91	105	123	120	104
Net gain on sale of loans held for sale	376	240	106	150	72	48	38
Net gain on investment securities	1,260	2,695	660	184	210	206	269
Net gain (loss) on other assets	37	313	12	21	6	(2)	28
Contingent consideration liability adjustment	1,200	1,170	—	—	1,200	—	1,170
Other	5,045	4,227	1,328	1,348	1,256	1,113	1,168

Total noninterest income	34,730	35,760	8,987	8,574	9,333	7,836	9,088

Noninterest expense:
Salaries and employee benefits	48,675	45,215	12,972	12,348	11,986	11,369	11,458
Occupancy and equipment	16,293	14,529	4,058	4,087	4,184	3,964	3,623
Professional services	4,083	5,782	854	1,157	1,057	1,015	844
Computer and data processing	4,935	4,451	1,244	1,208	1,312	1,171	1,116
Supplies and postage	2,003	2,047	507	492	467	537	499
FDIC assessments	1,817	1,735	451	440	469	457	452
Advertising and promotions	2,171	2,097	720	344	645	462	540
Amortization of intangibles	1,170	1,249	294	288	291	297	303
Goodwill impairment	1,575	—	—	—	1,575	—	—
Other	7,791	7,566	2,063	2,103	1,955	1,670	1,880

Total noninterest expense	90,513	84,671	23,163	22,467	23,941	20,942	20,715

Income before income taxes	43,471	44,141	11,638	11,743	8,982	11,108	11,738
Income tax expense	9,945	12,210	580	3,464	2,736	3,165	3,045

Net income	33,526	31,931	11,058	8,279	6,246	7,943	8,693

Preferred stock dividends	1,462	1,462	365	366	366	365	365

Net income available to common shareholders	$32,064	$30,469	$10,693	$7,913	$5,880	$7,578	$8,328

FINANCIAL DATA AND RATIOS:
Earnings per share – basic	$2.13	$2.11	$0.68	$0.52	$0.40	$0.52	$0.58
Earnings per share – diluted	$2.13	$2.10	$0.68	$0.52	$0.40	$0.52	$0.57
Cash dividends declared on common stock	$0.85	$0.81	$0.22	$0.21	$0.21	$0.21	$0.21
Common dividend payout ratio	39.91%	38.39%	32.35%	40.38%	52.50%	40.38%	36.21%
Dividend yield (annualized)	2.73%	2.37%	2.81%	2.89%	2.83%	2.58%	2.44%
Return on average assets	0.86%	0.90%	1.09%	0.83%	0.65%	0.86%	0.94%
Return on average equity	9.62%	10.01%	11.72%	9.17%	7.44%	9.94%	10.68%
Return on average common equity	9.68%	10.10%	11.88%	9.21%	7.38%	10.02%	10.81%
Return on average tangible common equity (1)	12.51%	13.51%	15.03%	11.76%	9.65%	13.30%	14.37%
Efficiency ratio (2)	60.65%	60.95%	59.62%	59.75%	64.10%	59.09%	56.99%
Effective tax rate	22.9%	27.7%	5.0%	29.5%	30.5%	28.5%	25.9%

(1) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

(2) The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Years ended		2017				2016
	December 31,		Fourth	Third	Second	First	Fourth
	2017	2016	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest-earning deposits	$7,060	$3,116	$1,693	$-	$16,639	$10,078	$12,011
Investment securities (1)	1,086,300	1,063,221	1,073,170	1,096,374	1,085,670	1,090,063	1,080,941
Loans:
Commercial business	396,319	336,633	429,831	405,308	385,938	363,367	347,496
Commercial mortgage	727,849	618,436	778,765	752,634	700,010	678,613	659,713
Residential real estate loans	438,586	404,456	455,641	438,436	430,237	429,746	425,687
Residential real estate lines	118,797	124,635	116,731	117,597	119,333	121,594	122,734
Consumer indirect	819,598	703,975	865,735	841,081	802,379	767,887	741,598
Other consumer	17,111	17,620	17,618	17,184	16,680	16,956	17,448

Total loans	2,518,260	2,205,755	2,664,321	2,572,240	2,454,577	2,378,163	2,314,676
Total interest-earning assets	3,611,620	3,272,092	3,739,184	3,668,614	3,556,886	3,478,304	3,407,628
Goodwill and other intangible assets, net	74,818	76,170	74,866	73,960	74,954	75,508	75,807
Total assets	3,896,071	3,547,105	4,028,063	3,951,002	3,847,137	3,754,470	3,679,569
Interest-bearing liabilities:
Interest-bearing demand	638,295	576,046	655,207	612,401	651,485	634,141	604,717
Savings and money market	1,033,836	1,010,510	1,051,367	998,769	1,054,997	1,030,363	1,076,884
Time deposits	801,394	697,654	863,770	855,371	762,874	721,404	711,061
Short-term borrowings	338,392	248,938	316,894	385,512	323,562	327,195	244,796
Long-term borrowings, net	39,094	39,023	39,121	39,103	39,085	39,067	39,050

Total interest-bearing liabilities	2,851,011	2,572,171	2,926,359	2,891,156	2,832,003	2,752,170	2,676,508
Noninterest-bearing demand deposits	674,884	633,416	703,560	679,303	658,926	657,190	655,445
Total deposits	3,148,409	2,917,626	3,273,904	3,145,844	3,128,282	3,043,098	3,048,107
Total liabilities	3,547,551	3,228,099	3,653,655	3,592,685	3,510,410	3,430,504	3,355,894
Shareholders’ equity	348,520	319,006	374,408	358,317	336,727	323,966	323,675
Common equity	331,184	301,666	357,079	340,981	319,387	306,626	306,335
Tangible common equity (2)	$256,366	$225,496	$282,213	$267,021	$244,433	$231,118	$230,528
Common shares outstanding:
Basic	15,044	14,436	15,749	15,268	14,664	14,479	14,459
Diluted	15,085	14,491	15,793	15,302	14,702	14,528	14,511
SELECTED AVERAGE YIELDS:
(Tax equivalent basis)
Investment securities	2.48%	2.45%	2.53%	2.45%	2.47%	2.46%	2.41%
Loans	4.22%	4.18%	4.29%	4.24%	4.16%	4.19%	4.17%
Total interest-earning assets	3.69%	3.62%	3.78%	3.71%	3.63%	3.64%	3.60%
Interest-bearing demand	0.14%	0.14%	0.14%	0.14%	0.14%	0.14%	0.14%
Savings and money market	0.14%	0.13%	0.16%	0.15%	0.14%	0.13%	0.13%
Time deposits	1.09%	0.90%	1.21%	1.15%	1.01%	0.95%	0.93%
Short-term borrowings	1.16%	0.65%	1.40%	1.29%	1.08%	0.86%	0.70%
Long-term borrowings, net	6.32%	6.33%	6.32%	6.32%	6.32%	6.32%	6.33%
Total interest-bearing liabilities	0.61%	0.49%	0.68%	0.68%	0.56%	0.52%	0.49%
Net interest spread	3.08%	3.13%	3.10%	3.03%	3.07%	3.12%	3.11%
Net interest margin	3.21%	3.24%	3.25%	3.17%	3.18%	3.23%	3.22%

(1) Includes investment securities at adjusted amortized cost.

(2) See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Years ended		2017				2016
	December 31,		Fourth	Third	Second	First	Fourth
	2017	2016	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Loan Losses
Beginning balance	$30,934	$27,085	$34,347	$33,159	$31,081	$30,934	$29,350
Net loan charge-offs (recoveries):
Commercial business	3,198	496	1,622	44	568	964	52
Commercial mortgage	(252)	340	(5)	(5)	(38)	(204)	212
Residential real estate loans	301	115	88	161	78	(26)	(1)
Residential real estate lines	46	89	40	19	(46)	33	41
Consumer indirect	5,720	4,489	1,636	1,244	1,082	1,758	1,361
Other consumer	610	260	240	151	110	109	108

Total net charge-offs	9,623	5,789	3,621	1,614	1,754	2,634	1,773
Provision for loan losses	13,361	9,638	3,946	2,802	3,832	2,781	3,357

Ending balance	$34,672	$30,934	$34,672	$34,347	$33,159	$31,081	$30,934

Net charge-offs (recoveries)
to average loans (annualized):
Commercial business	0.81%	0.15%	1.50%	0.04%	0.59%	1.08%	0.06%
Commercial mortgage	-0.03%	0.05%	-0.00%	-0.00%	-0.02%	-0.12%	0.13%
Residential real estate loans	0.07%	0.03%	0.08%	0.15%	0.07%	-0.02%	-0.00%
Residential real estate lines	0.04%	0.07%	0.14%	0.06%	-0.15%	0.11%	0.13%
Consumer indirect	0.70%	0.64%	0.75%	0.59%	0.54%	0.93%	0.73%
Other consumer	3.56%	1.48%	5.40%	3.49%	2.65%	2.61%	2.46%
Total loans	0.38%	0.26%	0.54%	0.25%	0.29%	0.45%	0.30%
Supplemental information (1)
Non-performing loans:
Commercial business	$5,344	$2,151	$5,344	$7,182	$7,312	$3,753	$2,151
Commercial mortgage	2,623	1,025	2,623	2,539	2,189	1,267	1,025
Residential real estate loans	2,252	1,236	2,252	1,263	1,579	1,601	1,236
Residential real estate lines	404	372	404	325	379	336	372
Consumer indirect	1,895	1,526	1,895	1,250	1,149	1,040	1,526
Other consumer	13	16	13	26	22	23	16

Total non-performing loans	12,531	6,326	12,531	12,585	12,630	8,020	6,326
Foreclosed assets	148	107	148	281	154	58	107

Total non-performing assets	$12,679	$6,433	$12,679	$12,866	$12,784	$8,078	$6,433

Total non-performing loans to total loans	0.46%	0.27%	0.46%	0.48%	0.50%	0.33%	0.27%
Total non-performing assets to total assets	0.31%	0.17%	0.31%	0.32%	0.33%	0.21%	0.17%
Allowance for loan losses to total loans	1.27%	1.32%	1.27%	1.31%	1.32%	1.29%	1.32%
Allowance for loan losses
to non-performing loans	277%	489%	277%	273%	263%	388%	489%

(1) At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Years ended		2017				2016
	December 31,		Fourth	Third	Second	First	Fourth
	2017	2016	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$4,105,210	$4,021,591	$3,891,538	$3,859,865	$3,710,340
Less: Goodwill and other intangible assets, net			74,703	74,997	73,477	75,343	75,640

Tangible assets			$4,030,507	$3,946,594	$3,818,061	$3,784,522	$3,634,700

Ending tangible common
equity:
Common shareholders’ equity			$363,848	$348,668	$330,301	$308,348	$302,714
Less: Goodwill and other intangible assets, net			74,703	74,997	73,477	75,343	75,640

Tangible common equity			$289,145	$273,671	$256,824	$233,005	$227,074

Tangible common equity to tangible assets (1)			7.17%	6.93%	6.73%	6.16%	6.25%
Common shares outstanding			15,925	15,626	15,127	14,536	14,538
Tangible common book value per
share (2)			$18.16	$17.51	$16.98	$16.03	$15.62
Average tangible assets:
Average assets	$3,896,071	$3,547,105	$4,028,063	$3,951,002	$3,847,137	$3,754,470	$3,679,569
Less: Average goodwill and other intangible assets, net	74,818	76,170	74,866	73,960	74,954	75,508	75,807

Average tangible assets	$3,821,253	$3,470,935	$3,953,197	$3,877,042	$3,772,183	$3,678,962	$3,603,762

Average tangible common
equity:
Average common equity	$331,184	$301,666	$357,079	$340,981	$319,387	$306,626	$306,335
Less: Average goodwill and other intangible assets, net	74,818	76,170	74,866	73,960	74,954	75,508	75,807

Average tangible common equity	$256,366	$225,496	$282,213	$267,021	$244,433	$231,118	$230,528

Net income available to common shareholders	$32,064	$30,469	$10,693	$7,913	$5,880	$7,578	$8,328
Return on average tangible common equity (3)	12.51%	13.51%	15.03%	11.76%	9.65%	13.30%	14.37%

(1) Tangible common equity divided by tangible assets.

(2) Tangible common equity divided by common shares outstanding.

(3) Net income available to common shareholders (annualized) divided by average tangible common equity.